Exhibit 99.1
K2M Group Holdings, Inc. Reports U.S. Complex Spine Growth of 24% and
Financial Results for the Second Quarter of Fiscal Year 2015

Leesburg, VA, August 4, 2015 - K2M Group Holdings, Inc. (Nasdaq: KTWO) (the "Company" or "K2M"), a global medical device company focused on designing, developing and commercializing innovative and proprietary complex spine and minimally invasive technologies and techniques, today reported financial results for the second quarter ended June 30, 2015.

Second Quarter Financial Summary:

•	Total reported revenue of $56.4 million, up 18.7% year-over-year. Total revenue increased 20.2% year-over-year on a constant currency basis.

•	Domestic revenue of $41.4 million, up 24.7% year-over-year

•	U.S. Complex Spine growth of 23.6% year-over-year

•	U.S. Minimally Invasive Surgery (MIS) growth of 34.5% year-over-year

•	U.S. Degenerative growth of 22.3% year-over-year

•	International revenue of $14.9 million, up 4.5% year-over-year. International revenue increased 9.3% year-over-year on a constant currency basis.

Second Quarter Highlights:

•	Michael A. Turpin joined the Company’s Board of Directors and Audit Committee.

•
On July 2, 2015, the Company announced the U.S. commercial launch of the MESA®2 Deformity Spinal System, the Company's next-generation pedicle screw system designed to address the most complex spinal pathologies.

“K2M’s financial performance in the second quarter reflects both a solid start to deformity season, where we posted nearly 24% growth year-over-year in sales of our complex spine products, and the continued positive market response to our ongoing focus on introducing innovative spinal products to meet the needs of our surgeon customers around the world,” said President and Chief Executive Officer, Eric Major. “We are extremely proud of the 20% constant currency revenue growth performance we have reported over the first half of fiscal 2015, fueled by the powerful combination of increasing productivity of our sales force, new product introductions and the expansion of our surgeon customer base around the world.”

Second Quarter Financial Results

Total revenue for the second quarter ended June 30, 2015 increased 20.2% year-over-year on a constant currency basis. Total reported revenue increased $8.9 million, or 18.7%, to $56.4 million, compared to $47.5 million in the same period of the prior year. The increase was largely attributable to greater sales volume from new surgeons in the United States contributions from U.S. surgeons upgrading to newer product offerings, and, to a lesser extent, growth in our international distributor markets and a domestic stocking order.

Geographically, revenue in the United States increased $8.2 million, or 24.7% year-over-year, to $41.4 million, and international revenue increased $0.6 million, or 4.5% year-over-year, to $14.9 million. Foreign currency exchange impacted second quarter international revenue by approximately $0.6 million, representing approximately 480 basis points of growth year-over-year.

	Three Months Ended June 30,		Increase / Decrease
	2015	2014	$ Change	% Change	% Change
($ in thousands)				(as reported)	(constant currency)
United States	$41,434	$33,217	$8,217	24.7%	24.7%
International	14,920	14,271	649	4.5%	9.3%
Total Revenue:	$56,354	$47,488	$8,866	18.7%	20.2%

	Six Months Ended June 30,		Increase / Decrease
	2015	2014	$ Change	% Change	% Change
($ in thousands)				(as reported)	(constant currency)
United States	$76,596	$62,982	$13,614	21.6%	21.6%
International	30,182	26,757	3,425	12.8%	17.9%
Total Revenue:	$106,778	$89,739	$17,039	19.0%	20.5%

By procedure category, U.S. revenue in our Complex Spine, MIS and degenerative categories represented 41.3%, 16.7% and 42.0% of U.S. revenue, respectively, for the three months ended June 30, 2015; and 40.9%, 16.6% and 42.5% of U.S. revenue, respectively, for the six months ended June 30, 2015.

	Three Months Ended June 30,		Increase / Decrease
	2015	2014	$ Change	% Change
($ in thousands)
Complex Spine	$17,131	$13,858	$3,273	23.6%
Minimally Invasive	6,914	5,141	1,773	34.5%
Degenerative	17,389	14,218	3,171	22.3%
U.S Revenue:	$41,434	$33,217	$8,217	24.7%

	Six Months Ended June 30,		Increase / Decrease
	2015	2014	$ Change	% Change
($ in thousands)
Complex Spine	31,352	25,788	5,564	21.6%
Minimally Invasive	12,723	9,880	2,843	28.8%
Degenerative	32,521	27,314	5,207	19.1%
U.S Revenue:	76,596	62,982	13,614	21.6%

Gross profit for the second quarter of 2015 increased $6.2 million, or 20.0% year-over-year, to $37.7 million, or 67.0% of sales, compared to $31.5 million, or 66.2% of sales last year. Gross profit includes amortization expense on investments in surgical instruments and the U.S. medical device excise tax. Amortization expense increased $1.1 million, to $3.0 million, or 5.3% of sales, for the three months ended June 30, 2015, compared to $1.9 million, or 4.0% of sales, last year. The medical device excise tax was $0.7 million, or 1.2% of total Company sales, this year, compared to $0.6 million, or 1.3% of total Company sales, last year.

Operating expenses for the second quarter of 2015 increased $2.1 million, or 4.8% year-over-year, to $46.4 million, compared to $44.3 million for the same period last year. The increase in operating expenses was primarily driven by increased sales commissions as a result of increased sales volume and by higher employee compensation costs related to the hiring of incremental direct sales employees compared to the same period last year. The increase in operating expenses was partially offset by a decrease in general and administrative expenses, due to lower amortization expense on intangible assets.

Loss from operations for the second quarter of 2015 was $8.6 million, compared to a loss of $12.8 million last year. Loss from operations included intangible amortization of $2.6 million and $7.5 million for the second quarter of 2015 and 2014, respectively. Net loss attributable to common stockholders for the second quarter of 2015 was $6.2 million, or $(0.16) per diluted share, compared to $9.6 million, or $(0.32) per diluted share, for the second quarter of 2014. Net loss attributable to common stockholders included the benefit of foreign currency transaction gains of $2.6 million, or $0.07 per diluted share, compared to $0.7 million, or $0.02 per diluted share, in the second quarter of fiscal 2014. Foreign currency translation gain/loss impacted operating results due to changes in the average exchange rates of the U.S. Dollar, Pound Sterling and Euro applied to intercompany transactions in both periods. The decrease in loss per share was also in part due to the increased number of shares outstanding resulting from the Company's February 2015 follow-on public offering.

As of June 30, 2015, cash and cash equivalents were $28.8 million compared to $11.4 million as of December 31, 2014 and we had no outstanding indebtedness. Working capital was $101.2 million, compared to working capital of $69.7 million as of December 31, 2014.

New Product Approvals, Introductions and Launches

During the second quarter, K2M launched the MESA 2 Deformity Spinal System in the U.S. MESA 2 is the Company's next generation pedicle screw system designed to address the most complex spinal pathologies. MESA 2 is the much-anticipated upgrade to the Company’s flagship MESA platform and is designed to save time by cutting the number of basic surgical steps as compared to the predecessor system. During the initial introduction phase, the system was available in a limited number of markets in the United States for deformity season and the early response has been very strong. To date, more than 150 surgical cases using MESA 2 have been completed.

2015 Outlook

For the full year 2015, the Company continues to expect:

•
Total constant currency revenue growth of 15% to 17% year-over-year, representing estimated revenue of $214 million to $218 million. The Company continues to expect international revenue growth on a reported basis to be impacted by foreign exchange fluctuations, which represented 480 basis points of growth year-over-year in Q2 and 510 basis points of growth year-over-year during the first six months of fiscal year 2015.

•	Total net loss in a range of $34 million to $38 million, compared to a total net loss of $59.6 million in fiscal year 2014.

•	Adjusted EBITDA in a range of ($2.0) million to $2.0 million, compared to Adjusted EBITDA of ($8.8) million in fiscal year 2014.

Conference Call

Management will host a conference call at 5:00 p.m. Eastern Time today to discuss the results of the quarter and to host a question and answer session. Those who would like to participate may dial 888-287-5563 (719-325-2428 for international callers) and provide access code 7876216 approximately 10 minutes prior to the start of the call. A live webcast of the call will also be provided on the investor relations section of the Company’s website at http://Investors.K2M.com.

For those unable to participate, a replay of the call will be available for two weeks at 888-203-1112 (719-457-0820 for international callers); access code 7876216. The webcast will be archived on the investor relations section of the Company’s website.

About K2M Group Holdings, Inc.

K2M Group Holdings, Inc. is a global medical device company focused on designing, developing and commercializing innovative complex spine and minimally invasive spine technologies and techniques used by spine surgeons to treat some of the most difficult and challenging spinal pathologies. K2M has leveraged these core competencies to bring to market an increasing number of products for patients suffering from degenerative spinal conditions. These technologies and techniques, in combination with a robust product pipeline, enable the Company to favorably compete in the global spinal surgery market. Additional information is available online at www.K2M.com.

Forward-Looking Statements

This press release contains forward-looking statements that reflect our current views with respect to, among other things, our operations and financial performance. Forward-looking statements include all statements that are not historical facts. In some cases, you can identify these forward-looking statements by the use of words such as “outlook,” “believes,” “expects,” “potential,” “continues,” “may,” “will,” “should,” “could,” “seeks,” “predicts,” “intends,” “plans,” “estimates,” “anticipates” or the negative version of these words or other comparable words. Such forward looking statements are subject to various risks and uncertainties including, among other things: our ability to achieve or sustain profitability; our ability to successfully demonstrate the merits of our technologies; pricing pressure from our competitors, hospitals and changes in third-party coverage and reimbursement; competition and our ability to develop and commercialize new products; aggregation of hospital purchasing from collaboration and consolidation; hospitals and other healthcare providers may be unable to obtain adequate coverage and reimbursement for procedures performed using our products; the safety and efficacy of our products is not yet supported by long-term clinical data; our dependence on a limited number of third-party suppliers; our ability to maintain and expand our network of direct sales employees, independent sales agencies and international distributors; the proliferation of physician-owned distributorships; concentration of sales from a limited number of spinal systems or products that incorporate these technologies; loss of the services of key members of our senior management, consultants or personnel; ability to enhance our product offerings through our research and development efforts; failure to properly manage our anticipated growth; acquisitions of or investments in new or complementary businesses, products or technologies; ability to train surgeons on the safe and appropriate use of our products; requirements to maintain high levels of inventory; impairment of our goodwill or intangible assets; disruptions in our information technology systems; any disruption in operations at our headquarters facility or an ability to ship a sufficient number of our products to meet demand; ability to strengthen our brand; fluctuations in insurance cost and availability; extensive governmental regulation; failure to obtain or maintain regulatory approvals and clearances; requirements for new 510(k) clearances, premarket approvals or new or amended CE Certificates of Conformity; medical device reporting regulations, voluntary corrective actions or agency enforcement actions; a recall of our products or the discovery of serious safety issues with our products; possible enforcement action if we engage in improper marketing or promotion of our products; the misuse or off-label use of our products; delays or failures in any future clinical trials; the results of clinical trials; procurement and use of allograft bone tissue; environmental laws and regulations; compliance by us or our sales representatives with fraud and abuse laws; U.S. legislative or regulatory healthcare reforms; medical device tax provisions in the healthcare reform laws; our need to generate significant sales to become profitable; potential fluctuations in sales volumes and our results of operations may fluctuate over the course of the year; uncertainty in our future capital needs; continuing worldwide economic instability; our inability to protect our intellectual property rights; our reliance on patent rights that we either license from others or have obtained through assignments; our patent litigation; the outcome of potential claims that we, our employees, our independent sales agencies or our distributors have wrongfully used or disclosed alleged trade secrets or are in breach of non-competition or non-solicitation agreements with our competitors; potential product liability lawsuits; operating risks relating to our international operations; our ability to comply with the Foreign Corrupt Practices Act and similar laws associated with our activities outside the United States; control by and possible conflicts of interest with our controlling shareholder; increased costs and additional regulations and requirements as a result of becoming a public company; our ability to implement and maintain effective internal control over financial reporting in the future; the potential impact of any future acquisitions, mergers, dispositions, joint ventures, investments or other strategic transactions we may make; and other risks and uncertainties, including those described under the section entitled “Risk Factors” in our Annual Report on Form 10-K filed with the SEC on March 18, 2015, as such factors may be updated from time to time in our periodic filings with the SEC, which are accessible on the SEC’s website at www.sec.gov. Accordingly, there are or will be important factors that could cause actual outcomes or results to differ materially from those indicated in these statements. These factors should not be construed as exhaustive and should be read in conjunction with the other cautionary statements that are included in this release and our filings with the SEC.

We operate in a very competitive and challenging environment. New risks and uncertainties emerge from time to time, and it is not possible for us to predict all risks and uncertainties that could have an impact on the forward-looking statements contained in this release. We cannot assure you that the results, events and circumstances reflected in the forward-looking statements will be achieved or occur, and actual results, events or circumstances could differ materially from those described in the forward-looking statements.

The forward-looking statements made in this press release relate only to events as of the date on which the statements are made. We undertake no obligation to publicly update or review any forward-looking statement, whether as a result of new information, future developments or otherwise, except as required by law. We may not actually achieve the plans, intentions or expectations disclosed in our forward looking statements and you should not place undue reliance on our forward-looking statements.

Investor Contact:
Westwicke Partners on behalf of K2M Group Holdings, Inc.
Mike Piccinino, CFA

443-213-0500
K2M@westwicke.com

K2M GROUP HOLDINGS, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited)
(In Thousands, Except Share and Per Share Data)

	June 30, 2015	December 31, 2014
ASSETS
Current assets:
Cash and cash equivalents	$28,787	$11,411
Accounts receivable, net	41,327	33,937
Inventory, net	55,686	52,617
Deferred income taxes	2,313	3,437
Prepaid expenses and other current assets	11,489	3,911
Total current assets	139,602	105,313
Property and equipment, net	4,822	4,220
Goodwill and intangible assets, net	158,637	163,423
Other assets, net	22,975	29,672
Total assets	$326,036	$302,628

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$17,456	$14,018
Accrued expenses	11,056	10,077
Accrued payroll liabilities	9,939	11,488
Total current liabilities	38,451	35,583
Deferred income taxes	7,356	8,479
Other liabilities	858	112
Total liabilities	46,665	44,174

Stockholders’ equity:
Common stock, $0.001 par value, 750,000,000 shares authorized; 40,290,124 and 37,366,098 shares issued and outstanding at June 30, 2015 and December 31, 2014, respectively	40	37
Additional paid-in capital	426,546	386,795
Accumulated other comprehensive income	3,497	1,827
Accumulated deficit	(150,712)	(130,205)
Total stockholders’ equity	279,371	258,454
Total liabilities and stockholders’ equity	$326,036	$302,628

K2M GROUP HOLDINGS, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)
(In Thousands, Except Share and Per Share Data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2015	2014	2015	2014
Revenue	$56,354	$47,488	$106,778	$89,739
Cost of revenue	18,620	16,034	36,117	30,448
Gross profit	37,734	31,454	70,661	59,291
Operating expenses:
Research, development and engineering	5,021	3,785	9,654	6,982
Sales and marketing	27,770	23,721	52,780	46,169
General and administrative	13,579	16,761	26,908	32,651
Total operating expenses	46,370	44,267	89,342	85,802
Loss from operations	(8,636)	(12,813)	(18,681)	(26,511)
Other income (expense):
Foreign currency transaction gain (loss)	2,597	728	(1,540)	950
Discount on prepayment of notes to stockholders	—	(4,825)	—	(4,825)
Interest expense	(164)	(752)	(244)	(1,999)
Total other income (expense), net	2,433	(4,849)	(1,784)	(5,874)
Loss before income tax expense	(6,203)	(17,662)	(20,465)	(32,385)
Income tax expense	19	21	42	45
Net loss	(6,222)	(17,683)	(20,507)	(32,430)
Accretion and adjustment of preferred stock to fair value	—	8,059	—	6,879
Net loss attributable to stockholders	$(6,222)	$(9,624)	$(20,507)	$(25,551)
Net loss per share attributable to common stockholders:
Basic and diluted	$(0.16)	$(0.32)	$(0.52)	$(0.96)
Weighted average shares outstanding:
Basic and diluted	39,836,509	30,441,034	39,291,183	26,504,068

K2M GROUP HOLDINGS, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited)
(In Thousands)

	Six Months Ended June 30,
	2015	2014
Operating activities
Net loss	$(20,507)	$(32,430)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	12,270	19,604
Provision for allowance for doubtful accounts	258	299
Provision for inventory allowances	875	1,048
Stock-based compensation	3,909	1,758
Amortization of issuance and discount costs included in interest expense	—	4,928
Changes in operating assets and liabilities:
Accounts receivable	(7,207)	(1,908)
Inventory	(933)	(13,843)
Prepaid expenses and other assets	(4,089)	(2,582)
Accounts payable, accrued expenses, and accrued payroll liabilities	3,089	3,970
Net cash used in operating activities	(12,335)	(19,156)
Investing activities
Purchase of surgical instruments	(4,375)	(7,338)
Purchase of property and equipment	(1,691)	(1,087)
Purchase of intangible assets	(388)	(19)
Net cash used in investing activities	(6,454)	(8,444)
Financing activities
Borrowings on bank line of credit	25,000	—
Repayments on bank line of credit	(25,000)	(23,500)
Proceeds from issuances of notes to stockholders	—	14,634
Prepayment of notes to stockholders	—	(39,212)
Payment of dividends on Series A and Series B redeemable convertible preferred stock	—	(18,547)
Proceeds from issuances of common stock, net of issuance costs	35,927	123,456
Issuances and exercise of stock-based compensation benefit plans, net of income tax	411	(475)
Net cash provided by financing activities	36,338	56,356
Effect of exchange rate changes on cash and cash equivalents	(173)	50
Net increase in cash and cash equivalents	17,376	28,806
Cash and cash equivalents at beginning of period	11,411	7,419
Cash and cash equivalents at end of period	$28,787	$36,225

Significant noncash financing activities
Accretion of Series A redeemable convertible preferred stock	$—	$1,195
Accretion of Series B redeemable convertible preferred stock	$—	$(15)
Adjustment of preferred stock to fair value	$—	$(8,059)
Deferred offering costs	$493	$2,298
Cash paid for:
Income taxes	$33	$34
Interest	$68	$1,716

Use of Non-GAAP Financial Measures

This press release includes the non-GAAP financial measures of revenue in constant currency, Adjusted Gross Profit and Adjusted EBITDA.

We present these non-GAAP measures because we believe these measures are useful indicators of our operating performance. Our management uses these non-GAAP measures principally as a measure of our operating performance and believes that these measures are useful to investors because they are frequently used by analysts, investors and other interested parties to evaluate companies in our industry. We also believe that these measures are useful to our management and investors as a measure of comparative operating performance from period to period.

Constant currency information compares results between periods as if exchange rates had remained constant period-to-period. In this release, the Company calculates constant currency by calculating current-year results using prior-year foreign currency exchange rates.

Adjusted Gross Profit represents Gross Profit less amortization expense of surgical instruments and medical device excise tax expense. We presented Adjusted Gross Profit because we believe it is a useful measure of our gross profit and operating performance because the measure is not burdened by the timing impact of instrument purchases and related amortization as well as the medical device tax. We believe that Adjusted Gross Profit is useful to investors because it is frequently used by analysts, investors and other interested parties to evaluate companies in our industry.

Adjusted EBITDA represents net loss plus interest expense, discount on prepayment of notes to stockholders, income tax expense, depreciation and amortization, stock-based compensation expense and foreign currency transaction (gain) loss.

We present Adjusted EBITDA because we believe it is a useful indicator of our operating performance. Our management uses the measure principally as a measure of our operating performance and for planning purposes, including the preparation of our annual operating budget and financial projections. We believe Adjusted EBITDA is useful to investors because it is frequently used by analysts, investors and other interested parties to evaluate companies in our industry. We believe Adjusted EBITDA is useful to our management and investors as a measure of comparative operating performance from period to period.

Adjusted EBITDA is a non-GAAP financial measure and should not be considered as an alternatives to net loss as a measure of financial performance or cash flows from operations as a measure of liquidity, or any other performance measure derived in accordance with GAAP and it should not be construed as an inference that our future results will be unaffected by unusual or non-recurring items. In addition, the measure is not intended to be a measure of free cash flow for management’s discretionary use, as it does not reflect certain cash requirements such as tax payments, debt service requirements, capital expenditures and certain other cash costs that may recur in the future. Adjusted EBITDA contains certain other limitations, including the failure to reflect our cash expenditures, cash requirements for working capital needs and cash costs to replace assets being depreciated and amortized. In evaluating Adjusted EBITDA, you should be aware that in the future we may incur expenses that are the same as or similar to some of the adjustments in this presentation. Our presentation of Adjusted EBITDA should not be construed to imply that our future results will be unaffected by any such adjustments. Management compensates for these limitations by primarily relying on our GAAP results in addition to using Adjusted EBITDA on a supplemental basis. Our definition of this measure is not necessarily comparable to other similarly titled captions of other companies due to different methods of calculation.

The following table presents reconciliations of gross profit to adjusted gross profit and net loss to Adjusted EBITDA for the periods presented.

K2M GROUP HOLDINGS, INC.
Reconciliation of GAAP to Non-GAAP Measures
(Unaudited)
(In Thousands, Except Share and Per Share Data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2015	2014	2015	2014
Table of Reconciliation from Gross Profit to Adjusted Gross Profit
Gross Profit	$37,734	$31,454	$70,661	$59,291
Instrument amortization	3,000	1,900	6,000	3,700
Medical device excise tax	700	600	1,300	1,100
Adjusted Gross Profit (a Non-GAAP Measure)	$41,434	$33,954	$77,961	$64,091

	Three Months Ended June 30,		Six Months Ended June 30,
	2015	2014	2015	2014
Table of Reconciliation from Net Loss to Adjusted EBITDA
Net Loss	$(6,222)	$(17,683)	$(20,507)	$(32,430)
Interest expense	164	752	244	1,999
Discount on prepayment of notes to stockholders	—	4,825	—	4,825
Income tax expense	19	21	42	45
Depreciation and amortization	6,234	9,899	12,270	19,604
Stock-based compensation	2,008	1,382	3,909	1,758
Foreign currency transaction (gain) loss	(2,597)	(728)	1,540	(950)
Adjusted EBITDA (a Non-GAAP Measure)	$(394)	$(1,532)	$(2,502)	$(5,149)